Exhibit 5.1
July 23, 2007
To:	Banco Bilbao Vizcaya Argentaria, S.A. Plaza de San Nicolás, 4 48005 Bilbao Spain

BBVA International Preferred, S.A. Unipersonal Gran Vía, 1 48005 Bilbao Spain
Ref:	Registration Statement on Form F-3 filed with the U.S. Securities and Exchange Commission by Banco Bilbao Vizcaya Argentaria, S.A. and BBVA International Preferred, S.A. Unipersonal
Dear Sirs,
We have acted as Spanish legal counsel to Banco Bilbao Vizcaya Argentaria, S.A. (“BBVA”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, and BBVA International Preferred, S.A. Unipersonal (“BBVA International Preferred”) in connection with the Registration Statement on Form F-3 nº 333-         (the “Registration Statement”) with the United States Securities and Exchange Commission by BBVA and BBVA International Preferred for the purpose of offering, from time to time and in one or more offerings, BBVA ordinary shares (including ordinary shares represented by American Depositary Shares) and BBVA International Preferred guaranteed preferred securities. The guaranteed preferred securities will be fully and unconditionally guaranteed on a senior basis by BBVA.

1.	SCOPE
1.1	Documents examined

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of such records of BBVA and BBVA International Preferred and such other documents and certificates, and made such inquiries with officers of BBVA and BBVA International Preferred as we have deemed necessary as a basis for the opinions hereinafter expressed.

July 23, 2007

1.2	Limitations
a)	Our opinion is limited in all respects to the laws of Spain in force as of the date hereof.

b)	We do not express any opinion on the laws of any jurisdiction other than Spain, on public international law or on the rules of or promulgated under or by any treaty organization.

c)	Except where otherwise expressly stated in this opinion, we have not made any independent verification of any factual matters disclosed to us in the course of our examination for the purposes of rendering this opinion. We have relied as to factual matters on the documents and the information furnished to us by BBVA and BBVA International Preferred.

2.	ASSUMPTIONS
For the purposes of this opinion we have assumed that:
a)	All signatures and initials appearing in all documents examined in the course of our examination are genuine and such signatures are the signatures of the persons purported to have signed such documents; all documents submitted to us in the course of our examination as originals are authentic and complete and all documents submitted to us in the course of our examination as copies conform with authentic originals and are complete; and all documents examined in the course of our examination and dated prior to the date of this opinion remain in effect and unamended as of that date;

b)	That BBVA and BBVA International Preferred have submitted to us all its relevant corporate records and proceedings, that such records and proceedings are truthful transcriptions of the resolutions passed and that they are validly executed, convened and held;

c)	All information regarding matters of fact rendered to us by BBVA and BBVA International Preferred as well as (when appropriate) by governmental officials or public registries, is accurate and complete;

d)	There is nothing under any law (other than the laws of Spain) that affects our opinion; in particular, we assume all necessary compliance with applicable laws of the United States of America and the several States thereof; and

e)	The absence of fraud and the presence of good faith on the part of BBVA and BBVA International Preferred.

July 23, 2007
3.	OPINION

Based upon and subject to the scope and limitations, assumptions and qualifications set forth herein and subject to any documents or events not disclosed to us in the course of our examination, we are of the opinion that:
a)	BBVA and BBVA International Preferred are each a limited liability company (“sociedad anónima”) duly incorporated and validly existing under the laws of the Kingdom of Spain.

b)	When the issuance of new ordinary shares by BBVA pursuant to a capital increase has been duly authorized by a resolution of the General Shareholders’ Meeting and, should it be the case, by the Board of Directors of BBVA as requisite corporate action on the part of BBVA and upon the disbursement of the new ordinary shares as resolved by the competent governing body of the company and compliance with any applicable securities law or regulation, a capital increase public deed shall be executed, registered at the Commercial Registry of Vizcaya and the new ordinary shares shall be recorded with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (IBERCLEAR). By effect thereof, the new ordinary shares will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain.

c)	When the issuance of new preferred securities by BBVA International Preferred has been duly authorized by the competent governing body of the issuer, as requisite corporate action on the part of BBVA International Preferred and upon the disbursement of the new preferred securities and compliance with any applicable securities law or regulation, a public deed shall be executed and registered at the Commercial Registry of Vizcaya. By effect thereof, the new preferred securities will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain.

d)	The preferred security guarantee that BBVA will execute and deliver for the benefit of the holders from time to time of the preferred securities that BBVA International Preferred issues, substantially in the form examined by us and summarized in the Prospectus included in the Registration Statement, when dully executed and delivered, will constitute a valid and legally binding obligation of BBVA under the laws of the Kingdom of Spain, enforceable in accordance with its terms.

4.	QUALIFICATIONS
This opinion is subject to the following qualification:

July 23, 2007
a)	Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, moratorium or any process affecting creditors rights generally, as well as to any principles of public policy (“orden público”).

b)	The term “enforceable” means that the obligations assumed by the relevant party are of a type that the Spanish courts would enforce and it does not mean that those obligations will be necessarily enforced in all circumstances in accordance with their terms.

c)	Spanish law precludes the validity and performance of contractual obligations to be left at the discretion of one of the contracting parties. Therefore, a Spanish court may not uphold or enforce terms and conditions giving discretionary authority to one of the parties.

d)	A Spanish court might not enforce any provision which requires any party thereto to pay any amounts on the grounds that such provision is a penalty within the meaning of Articles 1152 et seq. of the Spanish Civil Code, which the court would consider said amounts obviously excessive as a pre-estimate of damages, in case of partial or non-regular compliance of the debtor. In this event, the Spanish court may reduce the amount of damages, pursuant to Article 1154 of the Spanish Civil Code.

e)	Enforcement may be limited by the general principle of good faith; Spanish courts may not grant enforcement in the event that they deem that a right has not been exercised in good faith or that it has been exercised in abuse of right (“abuso de derecho”). Likewise and pursuant to article 6.4 of the Spanish Civil Code, acts carried out in accordance with the terms of a legal provision whenever said acts seek a result which is forbidden by or contrary to law, shall be deemed to have been executed in circumvention of law (“fraude de ley”) and the provisions whose application was intended to be avoided shall apply.

f)	Pursuant to the general principles of Spanish Civil Procedural Law, the rules of evidence in any judiciary proceeding cannot be modified by agreement of the parties, and consequently, any provision of any agreement by which determinations made by the parties are to be deemed conclusive in the absence of error would not necessarily be upheld by a Spanish court.

g)	The admissibility as evidence before Spanish courts and authorities of any document that is not in the Spanish language requires its translation into Spanish. An official translation, made by a recognized Spanish official translator, may be required.

July 23, 2007
h)	The ability to terminate an agreement is subject to judiciary review and the Spanish courts may provide for a different remedy for the non-defaulting party.

i)	Enforcement of clauses providing for specific performance of an obligation may be replaced by Spanish courts with a monetary compensation.

j)	Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon with the express qualification that any issues of interpretation of legal concepts arising hereunder will be governed by Spanish law.
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This opinion is being furnished by us, as Spanish counsel to BBVA and BBVA International Preferred, to you as a supporting document in connection with the above referenced Registration Statement.
We hereby consent to the filing of this opinion as an exhibit to the F-3 Registration Statement and to the references to us under the caption “Legal Matters” contained in the Prospectus included in the Registration Statement. By so consenting, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.
Yours faithfully,
/s/ J&A Garrigues, S.L.
J&A Garrigues, S.L.